UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 3, 2016
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 3, 2016 (the “Closing Date”), Consultants in Business, Engineering and Research Sweden AB, (“Ciber Sweden”) a subsidiary of Ciber, Inc. (“Ciber”) and Bouvet Stockholm AB (“Bouvet”), completed the sale of certain of the assets and liabilities of Ciber Sweden, which operates Ciber’s business in Sweden, as contemplated by the purchase agreement between Ciber Sweden and Bouvet, dated September 19, 2016 (the “Agreement,” and the sale, the “Sweden Sale”). Subject to the terms of the Agreement, Bouvet paid approximately $900,000 (USD) cash purchase price (the “Purchase Price”), after the purchase price adjustment as described in the Current Report on Form 8-K filed by Ciber on September 19, 2016. Ciber anticipates using the proceeds from the Sweden Sale for working capital and to reduce its borrowings under its ABL Facility (as defined below). The Agreement also contains representations and warranties and covenants, as well as indemnification provisions customary for transactions of this nature. Ciber Sweden will continue to be involved in the full transition of the business to Bouvet after the closing of the transaction.

In connection with the closing of the Sweden Sale, on October 3, 2016, Ciber, Inc. (“Ciber”), for itself and on behalf the other borrowers party thereto, and Ciber AG entered into a Consent (the “Consent”) to the Credit Agreement with Wells Fargo Bank, N.A. (”Wells Fargo”), dated May 7, 2012 (the “ABL Facility”). The Consent provides for a consent to and a release of the assets sold in the Sweden Sale. The foregoing description of the Consent is qualified in its entirety by reference to the Consent to be filed as an exhibit to the Company’s next Quarterly Report on Form 10‑Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: October 6, 2016	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer